COWABUNGA RECIPCAL WEB SITE LINKING AGREEMENT

     This AGREEMENT (this "Agreement") entered into this ___ day of April, 1999 ("Effective Date"), by and between Cowabunga Enterprises Inc, a wholly owned subsidiary of Gateway 2000 Inc., ("Cowabunga"), having an office at 610 Gateway Drive, N. Sioux City, SD 57049 and PhotoLoft.com, Inc. a Nevada corporation, having an office at 300 Orchard City Drive, Suite 142, Campbell, CA 95008 ("Provider").

     In consideration of the mutual promises and covenants herein contained, Cowabunga and Provider agree as follows:

1. This Web Linking Agreement ("Agreement") shall take effect on the date set forth above and shall remain in effect until sooner terminated as set forth in this Agreement.

2. Provider hereby grants to Cowabunga during the term of this Agreement the worldwide, non-exclusive, non-transferable license, subject to the terms and conditions of this Agreement, to establish one or more hyperlinks ("Link(s)") to the Provider's URL http://www.photoloft.com/gatewaynet and from Provider's URL to gateway.net's URL: http://www.gateway.net,("Site") under the guidelines provided by Cowabunga.

2.1 Provider acknowledges and agrees that its use of the Link will comply with the Logo and Distribution Guidelines provided by Cowabunga. If Provider makes a new release of the Link or component thereof, then: the Link will comply with the Logo and Distribution Guidelines provided by Cowabunga. If Cowabunga utilizes Provider's icon or brand features to indicate the location(s) of the Links, then Provider further grants to Cowabunga a worldwide, non-exclusive, non-transferable license to use, reproduce, distribute and display Provider's icon or brand features solely for the purpose of indicating the location of the Link(s), as set forth above.

2.2 Cowabunga may display Provider's icon or brand features to establish one or more Links, provided that set-up fee is timely paid.

2.3 Cowabunga may not use or modify the Provider's icon, brand features, marks or logos without the prior written consent of Provider.

3. Inclusion of Link. During the term of this agreement, Cowabunga shall designate the Provider's Site Link on the Site in the Travel and Family category.

3.1 Within 30 days following the completion of each calendar quarter, Provider shall submit to Cowabunga a report setting forth the number of end-users that accessed the Provider's Site pursuant to Section 2 above and Provider shall pay Cowabunga the amounts due pursuant to Section 3.6 above.

3.2 Neither Cowabunga nor Provider make any representations(s) of fact or opinion or promises to each other with respect to anticipated or minimum commercial activity, revenues, customer volume or other tangible results from their respective activities under this Agreement.

3.3 Cowabunga shall have the right to audit Providers' books and records, no more than twice per year to determine revenue due and owing. If errors in payments resulting from the audit are greater than five percent (5%), Provider agrees to pay for all the costs of the audit. Cowabunga shall not engage the auditors under a contingency fee basis.

3.4 Cowabunga will offer its users a Free Premium Account. This has a value of $29.95 and entitles the user to 50Mbytes of disk space for image storage on Providers site and password protection of the users on-line photo albums for a period of one year.

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3.5     Provider  will create a co-branded site with a unique Cowabunga entrance page that will contain the Cowabunga logo and branding information on each page.

3.6 Provider will share 10% of the page view advertising revenue generated from the Cowabunga co-branded site. All advertising revenue sharing is based on net income received by Provider after allowances are made for commissions, agency fees, and any other fees.

3.7 Cowabunga will feature the Free Premium Account offer to its customer base in the following manner a) list the special offer in the Special Offer section of the gateway.net web page, c) display Providers logo and link information in the family and travel sections of the Cowabunga site.

4. Neither Cowabunga, its officers, directors or employees may be held liable for any damages suffered or incurred by Provider arising out of Cowabunga's failure to display Provider's icon or brand features, or Cowabunga's failure to display Provider's icon or brand features within a certain time period.

5. Neither party will be liable for any failure to perform any obligations hereunder, or from any delay in the performance hereof, due to causes beyond its control.

6. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING.

7. Under no circumstances will either party, or their respective officers, directors or employees be liable for any indirect, special or consequential damages with respect to the provision of the Provider's Content to Cowabunga, including lost profits regardless of whether such damages could have been foreseen or prevented by either party.

9. Notwithstanding any provision contained herein to the contrary, in no event will the aggregate liability of Cowabunga or its officers, directors and employees to Provider for damages, direct or otherwise, arising out of or in connection with this Agreement exceed $1,000.00, regardless of the cause or form of action.

10. Provider will indemnify, defend and hold Cowabunga and its officers, directors and employees harmless from and against any claim, suit, action, or other proceeding and all damages resulting from or arising out of claims that any of the Provider's icon or brand features infringes any United States trademark right of any third party or breach of representation or warranty of Provider contained herein.

11.     Term;  Termination.

11.1 Term. This Agreement will remain in effect for a period of one year from the date hereof and shall automatically renew for successive one-year periods unless terminated by either party upon written notice at least 30 days prior to expiration of the then current term.

11.2 Automatic Immediate Termination. This Agreement shall be automatically terminated immediately upon either party becoming the subject of any bankruptcy, liquidation, receivership or similar proceedings, making an assignment for the benefit of its creditors, or becoming unable to pay its debts as they become due.

11.3 Termination for Non-compliance of Linking Policies. Without prejudice to any other rights or remedies available at law non-breaching party demands in writing (email included) or in equity, either party may terminate this Agreement at any time if the other party does not comply with the terms and policies in this Agreement and does not cure its breach within five (5) days after notice do so.

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11.4     Cowabunga  may  terminate  the Agreement on thirty (30) days notice for any  reason.

12. Nothing will be deemed to limit or restrict either party from entering into agreements with any other person-covering establishment of branded Links similar to Provider's or to Cowabunga's Site or from offering such similar Links itself.

13. Neither party will make or issue any press statement or publicity regarding the terms of this Agreement.

14. The terms and conditions of this Agreement shall be considered confidential and shall not be disclosed to any third parties except to such party's accountants or attorneys or except as otherwise required by law.

15. This Agreement represents the entire agreement of the parties regarding the subject matter hereof.

16. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

17. All notices, requests and other communications to any party hereunder will be in writing and will be given to such party at its address set forth in this Agreement.

18. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other.

19. There is no joint venture, partnership, agency or fiduciary relationship existing between the parties and the parties do not intend to create any such relationship by this Agreement.

20. This Agreement may not be amended, modified or superseded unless expressly agreed to in writing by both parties.

21. If any provision or term of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

22. The provisions of Paragraphs 5 through 10, 12, 14, 15, 16, 18, 19, 21 and 22 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed by their respective duly authorized offices or representatives as of the date and year first above written.


Cowabunga:                          Provider:



By:  __________________________     By:  __________________________
     Name:                               Name:
     Title:                              Title:

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